Consulting Services Agreement

THIS AGREEMENT is effective as of the 1st day of January , 2013, between **Allen Ezer** (the "**Ezer**") and **Security Devices International Inc.** (the "**SDI**").

FOR GOOD AND VALUABLE CONSIDERATION (the receipt and sufficiency of which is acknowledged by each of the parties hereto), the parties agree each with the other as follows:

1. SERVICES PROVIDED

1.1 Description of Services. SDI retains Ezer to provide the services (the "**Services**") described under the heading "Consultant Responsibilities" in Schedule "A", as the Services relate to the deliverables (the "**Deliverables**") described under the heading "Deliveries and Delivery Dates" in Schedule "A". Ezer agrees to provide the Services on the terms and conditions of this agreement. Ezer shall perform the Services on a best effort basis. Ezer shall retain the title of "Executive Vice President" while under Agreement with SDI.

1.2 Delivery. Ezer shall use his reasonable best efforts to perform the Services so that any Deliverables are delivered on or before the dates described in Schedule "A", if applicable. The delivery of a Deliverable shall occur when Ezer notifies SDI that delivery has occurred, and SDI reviews the deliverable to its satisfaction.

1.3 Acceptance. SDI shall have a period of 5 days (the "**Acceptance Period**") after SDI has been notified that a Deliverable has been delivered during which to evaluate the Deliverable, determine its compliance with the terms of this agreement and accept or reject the Deliverable. SDI shall promptly disclose any deficiencies in the Deliverable to Ezer. If the Deliverable does not comply with the terms of this agreement as a result of any defect in the Services, Ezer shall correct the deficiencies in the Deliverable.

SDI shall be deemed to have accepted a Deliverable at the end of the Acceptance Period, unless SDI has given Ezer written notification of deficiencies in the Deliverable. If notice of any such deficiencies is given, the Deliverable shall be deemed to have been accepted when those deficiencies are corrected.

1.4 SDI's Responsibilities. SDI shall be responsible for providing the facilities, services, equipment and support described under the heading "SDI's Responsibilities" in Schedule "A" ("**SDI Support**"), as SDI Support relates to the Deliverables. The dates for the delivery of Deliverables shall be delayed to the extent that Ezer is delayed in his work by any delay or failure in the provision of SDI Support. SDI shall also be responsible for any increased costs incurred, or extra time require, by Ezer in providing the Services as a result of any delay or failure in the provision of SDI Support.

2. TERM OF AGREEMENT

2.1 Term. The term of the agreement of Ezer shall be for a period commencing on January 1, 2013 (from which date this letter agreement shall be deemed to be effective) and, unless extended by mutual agreement by SDI and Ezer, ending December 31, 2014. (The end date)

At the discretion of SDI, the second year of this agreement shall be optional and exercised 3 months prior to the anniversary date.

The Engagement of Ezer pertains only to purposes set forth herein and does not extend to any other transaction or matter.

3. TERMINATION OF THE AGREEMENT.

3.1 Completion of Services. This agreement shall be terminated, and Ezer discharged from any further obligation to perform services, when the Deliverables have been received and accepted by SDI. Additional services may be added with the written consent of both parties.

3.2 Termination on Notice. Either party may terminate this agreement at any time, without cause, upon 30 days' prior written notice to the other party, without penalty or damages.

3.3 Obligation on Termination. If this agreement is terminated, all Services performed up to the termination date (including any applicable notice period) shall be invoiced by Ezer to SDI at the current project rates.

4. FEES AND EXPENSES

4.1 Fees. SDI agrees to pay Ezer for the Services rendered as described in Schedule "A".

4.2 Expenses. Ezer will be reimbursed for all expenses and costs incurred by Ezer in the performance of the Services if those expenses and costs are preauthorized by SDI, invoiced at cost and supported by documentation.

4.3 Payment. Ezer will invoice SDI for fees and expenses on a monthly basis, or an agreed upon schedule by both parties, and SDI agrees to pay those invoices upon receipt. Ezer's monthly fee is $8,500 plus HST if applicable.

4.4 Remuneration. SDI and Ezer agree that a compensation package in the form of options will be formalized allowing Ezer to participate in SDI's corporate stock option plan(s).

4.5 Payment Increase. Commencing on the 1st anniversary (The 2nd year of this agreement) there will be a six (5%) increase in pay to reflect inflation

5. NON-SOLICITATION

5.1 Ezer and SDI agree that, during the term of this agreement and for six months following its termination, they will not in any way solicit the services of any employee or contractor of the other party.

6. INTELLECTUAL AND INDUSTRIAL PROPERTY

6.1 Work Products. All work products (including documentation, reports and programs) developed for SDI under this agreement (the "**Work Products**") shall, as a whole, belong to SDI, but any publication of these Work Products shall acknowledge Ezer's contribution. Notwithstanding the foregoing, SDI understands and agrees that parts of the Work Products may be derived by Ezer from work products prepared for others and that Ezer shall be entitled to use parts of the Work Products in work products prepared by Ezer for others in the future.

6.2 Moral Rights: Ezer hereby waives, as against SDI, its successors and assigns and licensees, all moral rights which Ezer may have, or will acquire, in respect of the copyright in the Deliverables. Those

moral rights include, without limitation, the right to the integrity of the Deliverables and the right to be associated with the Deliverables as an author.

7. INDEMNIFICATION

7.1 Indemnity.

(a) SDI shall and does hereby indemnify and save Ezer harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to the Services or Deliverables conducted by or on behalf of Ezer after the date hereof, providing Ezer performed the Services and Deliverables in accordance with common business practices.

(a) Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

(b) No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto. No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.

8. NOTICE

8.1 Giving of Notice. Any notice or other communication, which either party desires or is required to give to the other party, shall be delivered (including courier delivery), or mailed by prepaid mail, or sent by fax, or sent by e-mail, addressed to the party at its address indicated below.

8.2 Receipt of Notice. Any notice or other communication shall be given on the date actually received at the address of the party receiving that notice or communication, provided that any fax or e-mail delivery received after 5:00 PM (local time) on a business day shall be deemed to have been received on the next business day. For this purpose, the term "business day" means any day other than Saturday, Sunday or a statutory holiday in jurisdiction to which the delivery is made.

9. GENERAL

9.1 Governing Law. This agreement shall be governed by and interpreted according to the laws of the Province of Ontario, Canada.

9.2 Independent Contractor: The relationship between SDI and Ezer shall be that of a client and an independent contractor. Ezer shall under no circumstances be deemed to be an employee of SDI. Except as the President of SDI may specifically authorize in writing, Ezer shall have no right to enter into any contracts or commitments in the name of or on behalf of SDI or to bind SDI in any respect whatsoever.

9.3 Complete Agreement. This agreement constitutes the complete and final agreement between the parties and supersedes all previous discussions, representations or undertakings, whether oral or written. This agreement may only be amended in writing, signed by the parties to this agreement.

9.4 Enurement. This agreement shall enure to the benefit of and be binding upon the parties to this agreement and their legal personal representatives, successors and assigns.

IN WITNESS OF WHICH the parties have executed this agreement.

SECURITY DEVICES INTERNATIONAL INC.	**ALLEN EZER**
By: [signature]	By: [signature]
Title: President/CEO	Title: Executive VP

Address for Notice:

338 Church Street
Oakville, Ontario L6J 1P1
Canada

Address for Notice:

2611 Truscott Drive
Mississauga, Ontario L5J 2B6
Canada

Schedule "A"

1. Scope of Work – Deliverables

a. Investor Relations; meet with shareholder base to re-engage them with the new story of SDI – work with management in this capacity

b. Meet with Fund Managers, high net worth individuals to educate them on the new opportunity that exists in SDI

c. Assist in Sales Initiatives where needed through management

d. Work with other staff and assist with demos of the BIP and WEP in the United States, Israel or any other Middle Eastern country

e. Participate in Trade Shows where needed with other staff members

f. Assist management in any necessary fund raising initiatives

g. Public Markets; assist management where needed

h. Any Public Relations that may be necessary

i. Assist President with any other duties as required

j. Assume a "Project Manger" role by supporting end users prior to and after the completion of sales initiatives and receipt of SDI products.

k. Assist management and other consultants with all legal work for company with partners, corporate development, and Listings

l. Assist in the reconstituting of the Board of Directors if needed – add new members. SDI will retain the right final approval for any new Director.

m. Assist in new business development initiatives globally if required by SDI

n. Assist in the Corporations Go to Market Strategy

2. Consultant's Responsibilities - See 1. – "Scope of Work"

3. SDI's Responsibilities

a. Provide Consultant with all aspects of documentation to perform duties (Scope of Work) detailed above